Exhibit 99.1

Energy Focus Names Frank Lamanna Chief Financial Officer

SOLON, Ohio July 11, 2013 — Energy Focus, Inc. (OTCQB: EFOI) today announced the promotion of Frank Lamanna as Chief Financial Officer. Mr. Lamanna, who brings over 22 years of financial management experience, joined Energy Focus in 2008 as Corporate Controller. Prior to his role at Energy Focus Mr. Lamanna served as Corporate Controller for Technical Consumer Products, a $300 million lighting manufacturer and distributer and as Chief Financial Officer of Avalon Holdings Corporation, an $80 million conglomerate company.

“We are extremely pleased to have an executive with Frank’s credentials accept this promotion,” said James Tu, Energy Focus Executive Chairman. “With his extensive background as a professional finance executive for private as well as publicly traded companies, Frank has demonstrated superb skills as our day-to-day finance leader for the past five years. This executive promotion is a key initiative for us to build a nimble and entrepreneurial finance team to support our aggressive growth plan ahead as the lighting industry undergoes its most dramatic revolution in a century.”

Mr. Lamanna commented, “With the exciting changes that are occurring in the lighting industry and here at Energy Focus, we are positioning ourselves to capitalize on the emergence of LED lighting technology in the marketplace. I am very excited to take on my new role at Energy Focus and look forward to contributing to its success.”

The Company thanks Mark J. Plush, the Company’s former Chief Financial Officer, for his dedication and effort during his tenure with the Company and wishes him the best in his future endeavors.

Forward Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For more information about potential factors that could affect the financial results of Energy Focus, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

About Energy Focus, Inc.

Energy Focus, Inc. is a leading provider of energy efficient LED lighting products, turnkey energy efficient lighting solutions and a developer of energy efficient lighting technology. Our solutions provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting. Our long-standing relationship with the U.S. Government includes numerous research and development projects for the DOE and DARPA, creating energy efficient LED lighting systems for the U.S. Navy fleet.

Customers include national, state and local U.S. government agencies as well as Fortune 500 companies, the U.S. Navy, swimming pool builders and many others. Company headquarters are located in Solon, OH, with additional offices in Nashville, TN, Pleasanton, CA, and the United Kingdom. For more information, see our web site at www.energyfocusinc.com.

Media Contact:

Energy Focus, Inc.

Public Relations Office

(440) 715-1295

pr@energyfocusinc.com

Investor Contact:

Brion Tanous

CleanTech IR, Inc.

(310) 541-6824

btanous@cleantech-ir.com